Exhibit 4.1

BOSTON OMAHA CORPORATION
PROMISSORY NOTE

$100,000.00	Boston, Massachusetts
Note Number R-_	April 10, 2015

BOSTON OMAHA CORPORATION, a Delaware corporation (the “Company”), for value received, hereby promises to pay to _________________, or registered assigns, (the “Holder”), the principal amount of One Hundred Thousand Dollars ($100,000.00), or such lesser principal amount as may be outstanding hereunder, together with interest on the unpaid principal amount of this Note as provided in Section 1 below, on March 31, 2016.

Payment of all amounts due hereunder shall be made by check mailed to the address of the Holder as shown on the books of the Company.

1. Interest.  Simple interest shall accrue (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal amount of this Note at a rate of interest per annum equal to five percent (5%) per annum  until the unpaid principal amount of this Note becomes due and payable.  All accrued and unpaid interest shall be payable in full on the date the unpaid principal amount of this Note becomes so due and payable.  Notwithstanding anything to the contrary contained herein, in no event shall the amount paid or agreed to be paid as interest or premium on this Note exceed the highest lawful rate permissible under any law applicable hereto.

2. Voluntary Prepayment.  At any time following ten (10) days after the Financing Trigger Date, the Company may voluntarily prepay the principal amount of this Note in whole or in part at any time or from time to time without premium or penalty, provided that accrued and unpaid interest on the principal amount so prepaid shall be paid concurrent with such prepayment of principal.  Prior to the Conversion Date, the Company may voluntarily prepay the principal amount of this Note in whole or in part without premium or penalty, but only with the prior written approval of the Holder.

3. No Transfer of Notes.  Notwithstanding anything to the contrary, the Holder shall not assign or transfer this Note without the prior written consent of the Company.

4.  Voluntary Conversion.

(a)  Voluntary Conversion Upon Equity Financing.  If after the date of original issuance of this Note and prior to the date upon which this Note is paid in full pursuant to the terms hereof, the Company issues and sells (whether at one closing or a series of closings) equity securities in the Company (the “Offered Securities”) of at least $1,000,000.00 (exclusive of the conversion of the Note and any other promissory notes issued by the Company) (the “Equity Financing”), then following the first date on which such minimum gross proceeds have been received by the Company (the “Financing Trigger Date”), the Holder may, at its option, elect to convert all or any portion of any principal and interest then outstanding  into a number of the Offered Securities determined by dividing (A) the amount of any unpaid principal then outstanding which the Holder elects to convert under this Section 4(a), by (B) a conversion price equal to 80% of the price per Offered Security in such Equity Financing.

(b) Conversion Procedure for Conversion Pursuant to Section 4(a) on an Equity Financing. The Holder shall effect conversions by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the principal amount of this Note to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”).  If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder.  To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to the Company unless the entire principal amount of this Note has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the principal amount converted.  The Holder and the Company shall maintain records showing the principal amount(s) converted and the date of such conversion(s).  The Company may deliver an objection to any Notice of Conversion within two (2) Business Days of delivery of such Notice of Conversion. The Holder, and any assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid principal amount of this Note may be less than the amount stated on the face hereof.

(c)   Additional Documents.  As a condition to such conversion, the Holder shall complete, execute and deliver such documents as may reasonably be requested by the Company in connection with the conversion (including without limitation a counterpart signature page to any applicable securities purchase agreement, voting, stockholders’, or similar agreement).  Unless the Offered Securities are uncertificated, within a reasonable period of time following receipt by the Company of the Notice of Conversion (and, if all of the unpaid balance of the Note is being converted to Offered Securities, the Note, so endorsed), and such documents, duly completed, executed and delivered by the Holder (or earlier if so elected by the Company), the Company shall issue and deliver to the Holder at the address last shown on the records of the Company for the Holder a certificate for the number of shares of Common Stock into which all or a portion of this Note is being converted (bearing such legends as are required by the Agreement, such documents or applicable state and federal securities laws in the opinion of counsel to the Company).  The conversion of all or a portion of this Note pursuant to Section 4(a) above shall be deemed to have been made effective upon the delivery to the Holder of the certificates evidencing such shares of Common Stock.

(d) Partial Conversion; Cancellation.  Upon conversion of the entire principal and interest outstanding under this Note, this Note shall be deemed cancelled and of no further force or effect and the Company shall be forever released from all its obligations and liabilities under this Note.  To effect partial conversions hereunder, the Holder shall not be required to physically surrender this Note to the Company unless the entire principal amount of this Note has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the principal amount converted and shall be reflected by the Company on Schedule I attached hereto.

(e) No Fractional Securities.  Unless otherwise agreed by the Company at the time of conversion, no fractional Offered Securities shall be issued upon conversion of the Notes.  In lieu of the Company issuing any fractional Offered Securities to the Holder upon the conversion of this Note, the Company shall pay to the Holder in cash an amount equal to the fraction of the Offered Security otherwise to be issued multiplied by the applicable conversion price.

5. Payments.  Payment of all amounts due hereunder shall be made by check mailed to the address of the Holder as shown on the books of the Company or as otherwise agreed by the Holder and the Company.  Any payments received by the Holder on account of this Note (other than prepayments) shall be applied (i) first, to accrued and unpaid interest, and (ii) second to the unpaid principal amount hereof.

6. Waiver and Amendment. Any provision of this Note may be amended or waived by written consent of (a) the Company and (b) the Holder.

7. Independent Advice. The Holder acknowledges and agrees (i) that Gennari Aronson, LLP (“GALLP”) has served, and continues to serve, as counsel to the Company, including in connection with this Note, (ii) that GALLP has not, and does not serve as counsel to the Holder in connection with this Note, (iii) that GALLP has not counseled or advised the Holder in connection with this Note, (iv) that the Holder is not relying on any accounting, tax or legal advice of GALLP in connection with the Holder’s investment in the Company, (v) that the Holder has been advised to obtain separate and independent accounting, tax and legal advice of the Holder’s own choosing prior to making any investment or entering into any agreement, and (vi) that GALLP is an intended third party beneficiary of this paragraph.

8. Governing Law. This Note shall be enforced, governed and construed in all respects in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions that would require the application of the laws of another jurisdiction.

9. Miscellaneous.  The Company hereby waives presentment, demand, protest or notice of any kind in connection with this Note except for notices expressly required by this Note.  No failure on the part of the Holder in exercising any right or remedy hereunder, and no single, partial or delayed exercise by the Holder of any right or remedy shall preclude the full and timely exercise by the Holder at any time of any right or remedy of the Holder hereunder without notice.  No course of dealing or other conduct, no oral agreement or representation made by the Holder or usage of trade shall operate as a waiver of any right or remedy of the Holder.  This Note contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes every course of dealing, other conduct, oral agreement or representation previously made by the Holder.  In the event that any court of competent jurisdiction shall determine that any provision, or portion thereof, contained in this Note shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and the remaining provisions of this Note shall nevertheless remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered as of the date first above written.

BOSTON OMAHA CORPORATION.

By:______________________________
Duly Authorized

Address For Notices:

COMPANY:
Boston Omaha Corporation
c/o Boulderado Group, LLC
292 Newbury Street, Suite 333
Boston, Massachusetts 02115
Attention:  Alex B. Rozek, President

HOLDER:

ANNEX A

NOTICE OF CONVERSION

The undersigned registered holder hereby elects to convert principal under the Promissory Note due March 31, 2016 of Boston Omaha Corporation, a Delaware corporation (the “Company”), No. R-__ (the “Note”) into securities (the “Stock”) of the Company in accordance with the terms and conditions of the Note, as of the date written below.  If shares of Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith.  No fee will be charged to the undersigned registered holder of the Note for any conversion, except for such transfer taxes, if any.

Conversion calculations:
Date to Effect Conversion:

Principal Amount of Note to be Converted:

Number of shares of Stock to be issued:

Class of Stock:___________________________

Signature:

Name:

Address for Delivery of
Stock Certificates:

Or

DWAC Instructions:

Broker No:
Account No:

Schedule 1

CONVERSION SCHEDULE

The Note due on March 31, 2016 No. R-__ in the original principal amount of $100,000.00 is issued by Boston Omaha Corporation, a Delaware corporation.  This Conversion Schedule reflects conversions made under Section 4 of the above referenced Note.

Dated:
Date of Conversion	Amount of Converted Principal	Aggregate Principal Amount Remaining Subsequent to Conversion (or original Principal Amount)	Company Attest